Exhibit 99.1

             Pacific Energy Partners, L.P. Announces Third
                    Quarter 2003 Financial Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Oct. 29, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended September 30, 2003, of $6.9 million ($0.30 per limited partner unit) compared to $8.4 million in the corresponding period in 2002. The Partnership completed its initial public offering in July 2002, therefore there is no comparable per unit calculation for third quarter 2002. The decrease in net income resulted from lower West Coast volumes, increased general and administrative expense and increased interest expense. The increase in these expenses was partially offset by two months of operation of the storage and terminaling assets of Pacific Terminals, which were acquired from Southern California Edison Company on July 31, 2003. Our gathering and blending operations also contributed higher income.
    For the nine months ended September 30, 2003, net income was $18.6 million ($0.84 of diluted net income per limited partner unit), compared with $27.2 million in the corresponding period in 2002. The decrease in net income was primarily attributable to lower pipeline throughput, higher interest expense associated with the capital structure following our initial public offering in July 2002, and increased general and administrative expenses resulting from the significant growth of the Partnership and the costs of being a public company. Partially offsetting these decreases in net income are: results of two months of operations of the new Pacific Terminals storage and terminaling assets, acquired July 31, 2003; nine months versus seven months of results from the Rocky Mountain assets acquired March 1, 2002; and a decrease in West Coast pipeline operating costs and Rocky Mountain transition expenses in 2003.
    On October 20, 2003, the Partnership declared a quarterly cash distribution of $0.4875 per unit for the third quarter of 2003. This is a 5.4% increase in our distribution rate and is primarily the result of the acquisition of the Pacific Terminals storage and terminaling assets on July 31, 2003. The distribution will be paid on November 14, 2003, to record holders as of October 31, 2003. Distributable cash flow for the third quarter of 2003 was $11.6 million; weighted average units outstanding were 22.5 million.
    "The Pacific Terminals assets are a very strategic addition to our West Coast operations," said Irvin Toole, Jr., President and CEO. "We have integrated the operations of these new assets with our existing operations in a prompt and efficient manner. As we communicated previously, we experienced a soft market for storage of gas oils in the third quarter, but we have seen considerable strengthening in demand as evidenced by increased contracting for fourth quarter 2003 and 2004 storage services. We have also started the conversion of one 450,000 barrel tank from gas oil service to a more flexible service, including crude oil. We are also pleased to have completed a secondary offering in August 2003, the proceeds of which were used to reduce a portion of the debt incurred in connection with the acquisition."
    Mr. Toole added, "We expect net income in the fourth quarter of 2003 to be in the range of $0.29 to $0.33 per unit, and full year net income for 2003 to be in the range of $1.15 to $1.20 per unit. Guidance for 2004 will be provided following finalization of our 2004 operating budget."

    OPERATING RESULTS BY SEGMENT

    West Coast Operations

    Operating income for our West Coast operations was $11.1 million for the three months ended September 30, 2003 compared to $9.4 million for the corresponding period in 2002. This 18% increase was primarily due to the $4.7 million of revenue earned from the new storage and terminaling assets and improved results from our crude oil gathering and blending operation. Partially offsetting these higher revenues were lower revenues from reduced pipeline volumes and greater expenses, including higher operating costs and higher depreciation related to the acquisition of the new assets. Third quarter 2003 pipeline volumes were lower as a result of refinery downtime, maintenance downtime on certain outer continental shelf ("OCS") production facilities and also expected OCS production decline.
    For the nine month period ended September 30, 2003, West Coast operating income was $31.1 million compared to $29.2 million for the corresponding period in 2002. The Pacific Terminals storage and terminaling assets, as well as higher margins in our crude oil gathering and blending operations, contributed to this increase in operating income. Volumes on the West Coast pipelines were lower for the nine month period as a result of refinery downtime, OCS production disruptions and expected OCS production decline. Also, increased Bakersfield refinery demand reduced volumes transported to Los Angeles.

    Rocky Mountain Operations

    Operating income for the three months ended September 30, 2003, for Rocky Mountain operations was $3.8 million compared to $3.9 million in the corresponding period in 2002. Lower pipeline volumes translated into a slight decline in pipeline transportation revenue that was partially offset by a reduction in total expenses for the period. The reduced expenses were primarily the result of the elimination of transition costs incurred following the March 1, 2002 acquisition of the Western Corridor and Salt Lake City Core pipeline systems.
    For the nine months ended September 30, 2003, operating income was $10.4 million compared to $9.1 million in the corresponding period in 2002. The 2002 period includes only seven months of results for the pipeline systems acquired March 1, 2002.

    Capital Expenditures

    Capital expenditures for the Partnership were $2.3 million for the nine months ended September 30, 2003, of which $1.3 million was for maintenance projects. We expect maintenance capital expenditures for the full year of 2003 to be approximately $2.4 million.

    We will host a conference call at 4:30 p.m. EDT on Thursday, October 30, 2003, to discuss the results of the third quarter of 2003. Please join us at www.PacificEnergyPartners.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. We are engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. We generate revenue primarily by charging tariff rates for transporting crude oil on our pipelines and by leasing capacity in our storage facilities. We also buy, blend and sell crude oil, activities that are complementary to our pipeline transportation business.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002 and the Registration Statement on Form S-3 filed August 1, 2003.
    For additional information, please visit the Pacific Energy Partners, L.P. website at http://www.PacificEnergyPartners.com.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       AND OPERATING HIGHLIGHTS
                              (Unaudited)
                            (In thousands)

                                 For the Three        For the Nine
                                 Months Ended         Months Ended
                                 September 30,        September 30,
                                2003      2002       2003      2002
Operating revenues:
      Pipeline
       transportation
       revenue, gross        $24,282   $26,602    $74,187   $75,411
      Storage and
       terminaling revenue     4,710        --      4,710        --
      Crude oil sales, net
       of purchases            7,126     5,606     18,908    16,978
          Net revenues        36,118    32,208     97,805    92,389

Expenses:
  Operating                   16,630    14,364     43,622    40,639
  Transition costs                --       699        397     2,675
  General and
   administrative              3,305     1,639     10,289     4,524
  Depreciation and
   amortization                5,049     4,307     13,435    11,711
         Total expenses       24,984    21,009     67,743    59,549

Share of net income of
 Frontier                        414       471      1,141       966

Operating income              11,548    11,670     31,203    33,806

Net interest expense          (4,752)   (3,445)   (12,798)   (7,051)
Other income                      83       133        228       416
Net income                    $6,879    $8,358    $18,633   $27,171

Weighted average units
 outstanding:
      Basic                   22,532    20,930     21,470
      Diluted                 22,725    29,930     21,648

Calculation of unitholders' interest in net income for the three and nine months ended September 30, 2003 and period from July 26, 2002 through September 30, 2002:

Net income                    $6,879    $5,413(1) $18,633
      Less: General
       Partner's interest       (138)     (108)      (373)
      Unitholders'
       interest in net
       income                 $6,741    $5,305    $18,260
Basic net income per unit      $0.30     $0.25      $0.85
Diluted net income per
 unit                          $0.30     $0.25      $0.84

Calculation of Distributable Cash Flow(2) for the three and nine months ended September 30, 2003:

Net income                    $6,879              $18,633
      Plus: depreciation
       and amortization        5,049               13,435
      Plus: amortization
       of debt issue costs       188                  745
      Plus: non-cash employee
       compensation under
       long-term incentive
       plan                      111                1,954
      Less: maintenance
       capital expenditures     (596)              (1,282)
Distributable Cash Flow       11,631               33,485
      Less: General
       Partner's interest       (233)                (670)
      Unitholders' interest
       in Distributable
       Cash Flow             $11,398              $32,815

(1) Net income for the three months ended September 30, 2002 includes $5,413 for the period July 26, 2002 to September 30, 2002, subsequent to the closing of the initial public offering of which $108 relates to the general partner interest and $5,305 relates to the limited partner interest. Net income per limited partner unit for the corresponding period was $0.25 based on weighted average limited partner units outstanding of 20,930.

(2) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on October 29, 2003.



                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT
                              (Unaudited)
                            (In thousands)

                                 For the Three        For the Nine
                                 Months Ended         Months Ended
                                 September 30,        September 30,
                                2003      2002       2003      2002
West Coast Operations:
  Pipeline transportation
   revenue                   $13,604   $15,281    $43,789   $48,319
  Storage and terminaling
   revenue                     4,710        --      4,710        --
  Crude oil sales, net of
   purchases                   7,126     5,606     18,908    16,978
        Net revenue           25,440    20,887     67,407    65,297
  Segment expenses:
        Operating expense     10,830     8,622     27,096    27,541
        Transition costs          --        10         --       126
        Depreciation and
         amortization          3,529     2,894      9,210     8,387
        Total expenses        14,359    11,526     36,306    36,054
  West Coast operating
   income                    $11,081    $9,361    $31,101   $29,243

Rocky Mountain Operations:
  Pipeline transportation
   revenue                   $10,678   $11,321    $30,398   $27,092
  Segment expenses:
        Operating expense      5,800     5,742     16,526    13,098
        Transition costs          --       689        397     2,549
        Depreciation and
         amortization          1,520     1,413      4,225     3,324
        Total expenses         7,320     7,844     21,148    18,971
        Share of net
         income of
         Frontier                414       471      1,141       966
  Rocky Mountain operating
   income                     $3,772    $3,948    $10,391    $9,087

Total segment operating
 income                      $14,853   $13,309    $41,492   $38,330
General expenses and other
 income/(expense)(1):
      General and
       administrative
       expense                (3,305)   (1,639)   (10,289)   (4,524)
      Net interest expense    (4,752)   (3,445)   (12,798)   (7,051)
      Other income                83       133        228       416
Net income                    $6,879    $8,358    $18,633   $27,171

Operating Data (barrels
 per day, in thousands)

West Coast Operations:
  Line 2000 and Line 63
   pipeline volume             146.4     153.7      154.0     165.2
Rocky Mountain Operations:
  Salt Lake City Core system
   volume(2)                    68.3      74.1       65.9      71.7
  Western Corridor system
   volume(2)                    17.7      13.4       16.2      15.1
  AREPI pipeline volume         47.8      46.7       41.6      48.7
  Frontier pipeline volume      47.9      46.6       41.5      44.2

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky Mountain operations.

(2) Volumes for 2002 represent seven months from the acquisition date of March 1, 2002.



                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               Sept. 30,    Dec. 31,
                                                  2003        2002
                                              (Unaudited)
Assets
Current assets                                   $68,023    $66,071
Property and equipment, net                      561,807    404,842
Investment in Frontier Pipeline Company            8,260      9,175
Other assets                                       6,603      6,950
               Total assets                     $644,693   $487,038

Liabilities and Partners' Capital
Current liabilities                              $54,753    $41,643
Long-term debt                                   284,000    225,000
Other long term liabilities                        7,684      5,200
Undistributed employee long-term incentive
 plan                                              1,163         --
Accumulated other comprehensive loss              (8,220)    (7,375)
Partners' capital                                305,313    222,570
             Total liabilities and partners'
              capital                           $644,693   $487,038



            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                            (In thousands)

                               For the Three         For the Nine
                               Months Ended          Months Ended
                               September 30,         September 30,
                              2003       2002       2003       2002
Cash flows from
 operating activities:
   Net income               $6,879     $8,358    $18,633    $27,171
   Depreciation,
    amortization, non-
    cash employee
    compensation under
    long-term incentive
    plan and share of net
    income of Frontier       5,544      3,836     15,603     10,962
   Working capital
    adjustments              1,804      1,025       (835)    (9,418)
       Net cash provided
        by operating
        activities          14,227     13,219     33,401     28,715

Cash flows from
 investing activities:
   Acquisition of
    pipeline and
    storage assets        (159,939)        --   (159,939)   (95,196)
   Net additions to
    property and
    equipment               (1,039)    (1,538)    (2,183)    (3,954)
       Net cash used in
        investing
        activities        (160,978)    (1,538)  (162,122)   (99,150)

Cash flows from
 financing activities:
   Proceeds from
    issuance of
    common units           138,394    167,700    138,394    167,700
   Capital contribution
    from the general
    partner                  1,955         --      1,955         --
   Redemption of
    common units           (40,780)        --    (40,780)        --
   Common units
    issuance and
    registration costs      (6,678)   (17,059)    (6,678)   (17,059)
   Net proceeds
    (repayments) of debt    59,000    (43,333)    59,000     43,667
   Capital
    contributions of
    members                     --         --         --      8,770
   Distributions to
    partners and members    (9,902)   (10,000)   (29,657)   (16,000)
   Distributions to
    general partner in
    connection with the
    initial public offering     --   (105,081)        --   (105,081)
   Due from related party       --         --         --       (122)
       Net cash provided
        by (used in)
        financing
        activities         141,989     (7,773)   122,234     81,875
Net increase (decrease)
 in cash and cash
 equivalents                (4,762)     3,908     (6,487)    11,440
Cash and cash
 equivalents, beginning
 of period                  22,148     17,043     23,873      9,511
Cash and cash
 equivalents, end of
 period                    $17,386    $20,951    $17,386    $20,951


    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             562-728-2881 (fax)